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                                  UNITED STATES
                             SECURITIES AND EXCHANGE
                                   COMMISSION
                             WASHINGTON, D.C. 20549
                                   FORM 12B-25

                                                  COMMISSION FILE NUMBER 0-28234

                           NOTIFICATION OF LATE FILING

       (CHECK ONE):    [ ] Form 10-K    [ ] Form 20-F     [ ] Form 11-K
                       [X] Form 10-Q    [ ] Form N-SAR


         For Period Ended:         June 29, 2003
                            ------------------------------
         [ ] Transition Report on Form 10-K  [ ] Transition Report on Form 10-Q
         [ ] Transition Report on Form 20-F  [ ] Transition Report on Form N-SAR
         [ ] Transition Report on Form 11-K
         For the Transition Period Ended:     ___________________________


    READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE. NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.


If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                                     PART I
                             REGISTRANT INFORMATION


Full Name of Registrant:        MEXICAN RESTAURANTS, INC.
                          ----------------------------------------------------
Former Name if Applicable
CASA OLE RESTAURANTS, INC.
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Address of Principal Executive Office (Street and Number)
1135 Edgebrook
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City, State and Zip Code:       Houston, Texas 77034
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                                     PART II
                             RULES 12b-25(b) AND (c)


         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

  [ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

  [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

  [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                                    PART III
                                    NARRATIVE

         State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.


The quarterly report on Form 10-Q could not be filed within the prescribed time period because the Company and Fleet National Bank are currently negotiating an amendment to the Company's credit facility. The amendment to the credit facility would impact the disclosure in the Company's quarterly report. Accordingly, the Company needs additional time to complete its negotiations with Fleet National Bank and its quarterly report on Form 10-Q as required under the Securities Exchange Act of 1934.

                                                 (ATTACH EXTRA SHEETS IF NEEDED)
                                                            SEC 1344 (2/11/2002)


                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification


             ANDREW J. DENNARD            (713)                    943-7574
             -----------------         -----------            ------------------
                  (Name)               (Area Code)            (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                                       [X] Yes       [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                       [ ] Yes       [X] No

       If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                            MEXICAN RESTAURANTS, INC.
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date   August 13, 2003               By   /s/ Andrew J. Dennard
                                          Senior Vice President, Chief Financial
                                          Officer & Treasurer